UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 7, 2005 (June 30, 2005)

HOME INTERIORS & GIFTS, INC.

(Exact name of registrant as specified in its charter)

TEXAS		75-0981828
(State or other jurisdiction of incorporation or organization)	333-62021 (Commission file number)	(I.R.S. Employer Identification No.)

1649 Frankford Road West
Carrollton, Texas 75007-4605
(Address of principal executive offices)

Registrant’s Telephone Number, Including Area Code: (972) 695-1000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry Into a Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Amendment and Waiver to the Credit Agreement

Item 1.01 Entry Into a Material Definitive Agreement.

     Effective June 30, 2005, Home Interiors & Gifts, Inc. (the “Company”) entered into an amendment and waiver (the “Second Amendment”), to its senior credit facility with the several banks and other financial institutions from time to time parties thereto, Bear Stearns Corporate Lending Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent (the “Senior Credit Facility”). The Second Amendment waives compliance by the Company with the consolidated leverage ratio and the consolidated interest coverage ratio from June 30, 2005 to (but not including) September 30, 2005. The Second Amendment also, among other things, (i) limits the availability of revolving extensions of credit under the Senior Credit Facility to $45 million at any time outstanding, (ii) imposes an additional condition precedent to each extension of credit under the revolving portion of the Senior Credit Facility pertaining to the amount of available cash on hand and the use of the proceeds of such extension of credit, (iii) revises the information deliveries covenant to require, among other things, weekly reports regarding cash flow forecasts, liquidity, sales, accounts receivable, accounts payable and inventory and (iv) suspends payment of fees in cash under the Company’s financial advisory and monitoring and oversight agreements with Hicks, Muse & Co. Partners, L.P. during the waiver period discussed above and under periods of default under the Senior Credit Facility.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1	Second Amendment and Waiver, dated as of June 30, 2005, to and under the Credit Agreement, dated March 31, 2004 (as heretofore amended, supplemented or otherwise modified) among Home Interiors & Gifts, Inc., a Texas corporation, the several banks and other financial institutions from time to time parties thereto, Bear Stearns Corporate Lending Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOME INTERIORS & GIFTS, INC.

Date: July 7, 2005	By:	/s/KEITH KRZEMINSKI

Name: Keith Krzeminski
Title: Chief Financial Officer

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